Exhibit 99.1

Innovative Industrial Properties Announces PharmaCann Resolution and Provides Portfolio Update

SAN DIEGO, CA – March 16, 2026 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (“IIP” or the “Company”) announced today the following portfolio updates, including the execution of 122,000 square feet of new leases in March 2026, as the Company continues to execute on its previously announced plan to enhance the performance of its real estate portfolio and drive long-term value for its shareholders:

PharmaCann

The Company has resolved all pending litigation with PharmaCann Inc. (“PharmaCann”) with respect to PharmaCann’s prior lease defaults. The settlement agreement that the Company has entered into with PharmaCann includes monetary judgments for amounts owed by PharmaCann under the leases for New York, Ohio and Pennsylvania and mandates the turnover of these properties to the Company by May 20, 2026 for the New York and Pennsylvania properties and by May 26, 2026 for the Ohio property. The Company is actively working on retenanting these properties and is in active discussions with prospective tenants for all three properties.

The Company has executed lease agreements with new tenants for the other three cultivation assets previously leased to PharmaCann, executing a lease agreement for its 205,000 square foot Michigan property in April 2025, executing a lease agreement for its 58,000 Massachusetts property in November 2025, and most recently executing a lease agreement for its 66,000 square foot Illinois property in March 2026.

Gold Flora

The Company has executed lease agreements for the three properties previously leased by Gold Flora, executing a lease agreement for its 70,000 Palm Springs property in November 2025, executing a lease agreement for its 204,000 square foot Desert Hot Springs property in January 2026, and executing a lease agreement for its 56,000 Palm Springs property in March 2026.

4Front

The Company has reached tentative agreements with prospective new tenants for the four assets leased to 4Front, including a 250,000 square foot asset in Illinois, a 114,000 square foot asset in Washington, and two assets in Massachusetts totaling 124,000 square feet. Each of these agreements are subject to customary diligence and licensing processes and are expected to go into effect at the conclusion of receivership proceedings, expected by the third quarter of 2026.

The Cannabist Company

The Cannabist Company and its affiliates (“Cannabist”) defaulted on the tenant’s obligation to pay rent in full for the month of March 2026 for one property located in Pennsylvania. March rent, including base rent, property management fees and estimated tax and insurance payments, totaled $0.6 million for this property and represented 2.7% of the Company’s total rental revenues for the year ended December 31, 2025. The Company intends to use the security deposits held under the Cannabist lease to pay the full amount of March 2026 rent, including any accrued late fees and interest.

In total, the Company currently has 20 leases with Cannabist (including the property in Pennsylvania) for properties that it owns, which collectively represented approximately 6.3% of the Company’s total rental revenues for the year ended December 31, 2025. Cannabist remains current on all obligations to pay rent for 19 of the 20 leases.

Battle Green

Battle Green Holdings, Inc. and its affiliates (“Battle Green”) defaulted on the tenant’s obligation to pay rent for the month of March 2026 for a property located in Ohio, which is its only property leased to Battle Green. March rent, including base rent, property management fees and estimated tax and insurance payments, totaled $0.8 million for this property and represented 2.9% of the Company’s total rental revenues for the year ended December 31, 2025. The Company intends to use security deposits held under the Battle Green lease to pay the full amount of March 2026 rent, including any accrued late fees and interest.

The Company expects to enforce its rights under its leases with these tenants aggressively, which may include, but is not limited to, commencing eviction proceedings as the Company deems necessary and pursuing available remedies under applicable guarantees.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Forward-looking statements include discussions of the execution of definitive lease agreements for properties subject to the conclusion of receivership proceedings; resolution of the PharmaCann settlement agreement, including collection of monetary judgments and surrender of the properties subject to the PharmaCann Leases; and statements about the Company’s expectations regarding enforcement of its rights under the defaulted leases. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2025. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IIP Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332